Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526
News Release

FOR IMMEDIATE RELEASE	October 28, 2005

ARCHER DANIELS MIDLAND REPORTS FIRST QUARTER RESULTS

Decatur, IL — October 28, 2005 — Archer Daniels Midland (NYSE: ADM)

►	Net earnings for the quarter ended September 30, 2005 decreased to $ 186 million - $ .29 per share compared to $ 266 million - $ .41 per share last year.
►	First quarter segment operating profit increased 3% to $ 351 million from $ 339 million last year.
•	Oilseeds Processing operating profit increased on improved results in Europe, South America and Asia.
•	Corn Processing operating profit increased principally due to lower net corn costs.
•	Agricultural Services operating profit declined due to the negative impact of hurricanes on operations and a decline in global merchandising results.
•	Other segment operating profit increased from improved Financial results partially offset by a decline in Food and Feed Ingredient results.

►Financial Highlights
(Amounts in thousands, except per share data and percentages)
	THREE MONTHS ENDED
	9/30/05	9/30/04	% CHANGE
Net sales and other operating income	$8,626,949	$8,972,411	-4%
Segment operating profit	$350,518	$338,672	3%
Net earnings	$186,338	$266,297	-30%
Earnings per share	$0.29	$0.41	-29%
Average number of shares outstanding	653,805	653,125	-

“The hurricanes in the Gulf Coast Region seriously disrupted ADM’s North American business this past quarter. Our management team immediately addressed both the personal needs of our employees and the business demands created by the crises. The dedication and commitment demonstrated by our employees during this difficult time was exemplary. Looking forward, with this year’s near record U.S. harvest the Company is positioned to deliver solid results as we enter the fall season.”

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland

Discussion of Operations

Net earnings for the quarter ended September 30, 2005 were $ 186 million, equal to $ .29 per share, compared to $ 266 million, equal to $ .41 per share last year. Earnings for the quarter ended September 30, 2005 include an after-tax charge of $19 million, equal to $ .03 per share, as a result of the Company’s recent adoption of Financial Accounting Standard Number 123 (revised 2004) requiring the acceleration of share-based compensation expense into this quarter relating to grants issued to retirement-eligible employees pursuant to the Company’s Incentive Compensation Plan.

Segment operating profit for the quarter ended September 30, 2005 increased $ 12 million to $ 351 million as operating profit improvements were realized in all major segments except Agricultural Services.

Oilseeds Processing operating profit increased $ 8 million to $ 99 million for the quarter as improved South America, Europe and Asia operating results were partially offset by decreased operating results of our North America operations.

Corn Processing operating profit increased $ 33 million to $ 136 million for the quarter due principally to lower net corn costs partially offset by lower lysine selling prices and higher energy costs. Sweeteners and Starches results increased $ 37 million to $ 92 million for the quarter due principally to lower net corn costs partially offset by higher energy costs. Bioproducts results declined $ 4 million to $ 44 million for the quarter due primarily to lower lysine selling prices, lower citric acid operating results and higher energy costs partially offset by lower net corn costs and increased ethanol sales volumes.

Agricultural Services operating profits declined $ 31 million to $ 20 million for the quarter due to a decline in global grain merchandising results and the negative impact of hurricanes on North American origination and export operating results. These declines were partially offset by improved operating results of transportation operations.

Other segment operating earnings increased to $ 95 million from $ 93 million last year due to improved operating results of Financial operations partially offset by a decline in operating results of Food and Feed Ingredient operations. Financial operating results increased $ 22 million to $ 26 million for the quarter due principally to improved results of insurance operations. Food and Feed Ingredient results declined to $ 69 million from $ 89 million last year as operating results of the natural health and nutrition, cocoa, and wheat product lines declined from last year’s levels.

Significant components of Corporate results are as follows (in millions)

	Three months ended
	September 30
	2005	2004

LIFO inventory valuation adjustment	$9	$116
Other	(86)	(69)
Total Corporate expense (income)	$(77)	$47

Conference Call Information

Archer Daniels Midland will host a conference call and audio Web cast to discuss first quarter results at 8:00 a.m. Central Daylight Time on Friday, October 28, 2005. To listen by phone, dial 888-396-2369 or 617-847-8710; the access code is 26328093. Digital replay of the call will be available beginning on October 28, 2005 from 10:00 a.m. CDT and ending on November 7, 2005. To access this replay, dial 888-286-8010 or 617-801-6888 and enter access code: 44831728. To listen to the call via the Internet go to: http://www.admworld.com/webcast/. A replay of the Web cast will be available on the ADM World Web site until November 7, 2005.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. ADM is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soy meal and oil, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 25,000 employees, more than 250 processing plants and net sales for the fiscal year ended June 30, 2005 of $35.9 billion. Additional information can be found on ADM's Web site at http://www.admworld.com.

Contacts:
Brian Peterson	Dwight Grimestad
Senior Vice President, Corporate Affairs	Vice President, Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

October 28, 2005
ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
	Three months ended
	September 30
	2005	2004
	(in thousands, except per share amounts)

Net sales and other operating income	$8,626,949	$8,972,411
Cost of products sold	8,044,238	8,308,979
Gross profit	582,711	663,432
Selling, general and administrative expenses	304,455	251,509
Other expense - net	4,524	25,986
Earnings before income taxes	273,732	385,937
Income taxes	87,394	119,640
Net earnings	$186,338	$266,297

Diluted earnings per common share	$0.29	$0.41
Average number of shares outstanding	653,805	653,125

Other expense - net consists of:
Interest expense	$86,289	$79,049
Investment income	(37,774)	(30,835)
Net gain on marketable securities transactions	(5,259)	(7)
Equity in earnings of unconsolidated affiliates	(35,680)	(20,893)
Other - net	(3,052)	(1,328)
	$4,524	$25,986

Operating profit by segment is as follows:
Oilseeds Processing	$99,115	$91,273
Corn Processing
Sweeteners and Starches	92,481	54,880
Bioproducts	43,777	48,193
Total Corn Processing	136,258	103,073
Agricultural Services	20,009	51,272
Other
Food and Feed Ingredients	69,229	89,239
Financial	25,907	3,815
Total Other	95,136	93,054
Total segment operating profit	350,518	338,672
Corporate	(76,786)	47,265
Earnings before income taxes	$273,732	$385,937

October 28, 2005
ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)
	September 30, 2005	June 30, 2005
	(in thousands)

NET INVESTMENT IN
Working capital	$5,610,951	$4,992,583
Property, plant, and equipment	5,213,529	5,184,380
Investments in and advances to affiliates	1,925,213	1,879,501
Long-term marketable securities	1,103,019	1,049,952
Other non current assets	791,962	773,571
	$14,644,674	$13,879,987

FINANCED BY
Short-term debt	$480,551	$425,808
Long-term debt, including current maturites	4,240,679	3,753,078
Deferred liabilities	1,272,996	1,267,629
Shareholders' equity	8,650,448	8,433,472
	$14,644,674	$13,879,987

SUMMARY OF CASH FLOWS
(unaudited)
	Three Months Ended
	September 30
	2005	2004
	(in thousands)
Operating activities
Net earnings	$186,338	$266,297
Depreciation	164,173	167,447
Other - net	(161,882)	76,556
Changes in operating assets and liabilities	216,401	488,919
Total Operating Activities	405,030	999,219
Investing Activities
Purchases of property, plant and equipment	(157,422)	(141,993)
Net assets of businesses acquired	(57,124)	(6,797)
Other investing activities	(62,905)	(6,205)
Total Investing Activities	(277,451)	(154,995)
Financing Activities
Long-term borrowings	598,624	132
Long-term debt payments	(102,236)	(15,835)
Net (payments) borrowings under lines of credit	56,134	(817,804)
Purchases of treasury stock	(18)	(16)
Cash dividends	(55,491)	(49,029)
Proceeds from exercises of stock options	7,825	5,345
Total Financing Activities	504,838	(877,207)
Increase (decrease) in cash and cash equivalents	632,417	(32,983)
Cash and cash equivalents beginning of period	522,420	540,207
Cash and cash equivalents end of period	$1,154,837	$507,224